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                  American Bank Note Company -- 4134D
                  Second Proof December 2, 1996

        NUMBER                                               UNITS
                      INTERNATIONAL SPORTS WAGERING INC.
       ISWU

                                                             CUSIP 460342 20 7
THIS IS TO CERTIFY THAT,

or registered assigns is the owner (the "Registered Owner") of the number of Units ("Units") specified above, each of which Units entitles the Registered Owner to one share of Common Stock, $.001 par value (the "Common Stock"), of International Sports Wagering Inc., a Delaware corporation (the "Company"), and one Redeemable Warrant ("Warrant") initially entitling the Registered Owner to purchase one fully paid and nonassessable share of the Company's Common Stock, at any time commencing on the Separation Date (as hereinafter defined), and prior to
5:00 P.M. Eastern Time, on          , 2001 (the "Expiration Date"), at
an exercise price of $   per share (the "Exercise Price"), in lawful
money of the United States of America. The Warrants are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement") by and among the Company and American Stock Transfer & Trust Company, as Warrant Agent. In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to modification or adjustment. The Warrants are subject to redemption by the Company, at a redemption price of $0.05 per Warrant, at any time after the Separation Date upon not less than 15 days' notice, provided that the Current Market Price (as defined in the Warrant Agreement) per share of
Common Stock shall have been greater than or equal to $   per share for
15 consecutive trading days ending within 15 days of the date of notice

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of redemption.

   The Common Stock and Warrants are not detachable or separately
transferable, and may be traded only as Units, until          , 1998 or
(i) such earlier date as Barington Capital Group, L.P. may determine or
(ii) 30 days after the Company may determine after          , 1997,
provided that the Units have traded at $   for a period of 15
consecutive trading days ending within 15 days of the date of determination (the "Separation Date"). Prior to the Separation Date, the Company will not recognize any transfer or exchange of the Common Stock or Warrants other than in Units. At any time after the Separation Date, the Registered Owner is entitled to exchange this Unit Certificate for separate certificates representing the number of shares of Common Stock and Redeemable Warrants included in the Units represented by this Unit Certificate upon surrender of this Unit Certificate to the Transfer Agent and Registrar at the office of the Transfer Agent and Registrar, together with any documentation required by the Transfer Agent and Registrar. This Unit Certificate is exchangeable, upon surrender hereof by the Registered Owner to the Transfer Agent and Registrar, for a new Unit Certificate or Unit Certificates of like tenor representing an equal aggregate number of Units, each of such new Unit Certificates to represent such number of Units as shall be designated by such Registered Owner at the time of such surrender. This Unit Certificate is transferable at the office of the Transfer Agent and Registrar by the Registered Owner in person or by attorney duly authorized in writing upon surrender of this Unit Certificate. Upon due presentment and payment of any tax or other charge imposed in connection therewith or incident thereto by the Registered Owner, for registration of transfer of this Unit Certificate at such office, a new Unit Certificate or Unit Certificates representing an equal aggregate number of Units will be issued to the transferee in exchange for this Unit Certificate.

   Prior to due presentment for registration of transfer hereof the Company and the Transfer Agent and Registrar may deem and treat the Registered Owner as the absolute owner hereof and of each Unit represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer

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of the Company or the Transfer Agent and Registrar) for all purposes and shall not be affected by any notice to the contrary.

   The Warrants covered by this Unit Certificate are subject to the terms of the Warrant Agreement. The Warrant Agreement is available at the offices of the Transfer Agent and Registrar. The Warrant Agreement is incorporated herein by this reference and made a part hereof and reference is hereby made thereto for a full description of the rights, limitations of rights, obligations, duties, and immunities hereunder.

   This Unit Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws.

   This Unit Certificate shall not be valid or obligatory for any purpose unless countersigned and registered by the Transfer Agent and Registrar of the Company.

   IN WITNESS WHEREOF, the Company has caused this Unit Certificate to be duly executed, manually or in facsimile, by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

Dated:

TREASURER

Dated:

TREASURER
CHAIRMAN OF THE BOARD